Contact:  William E. Keslar
                                             Don H. Herring
                                             (412) 433-6870


FOR IMMEDIATE RELEASE


          USX CORPORATION REPORTS IMPROVED MARATHON GROUP
                    THIRD QUARTER 2000 RESULTS


                               EARNINGS HIGHLIGHTS
               (Dollars in millions except per diluted share data)
                                        3Q 2000       3Q 1999
Net income adjusted for special
items                                   $356           $178
          - per diluted share           $1.14         $0.57

Net income                              $121           $230

Net income per diluted share            $0.38         $0.74

Revenues                               $9,287         $6,490

     PITTSBURGH, October 19, 2000 -- USX-Marathon Group (NYSE:MRO) reported net income adjusted for special items of $356 million, or $1.14 per diluted share,

in the third quarter of 2000, compared with net income adjusted for special items of $178 million, or 57 cents per diluted share, in the third quarter of

1999.

     The Marathon Group recorded third quarter 2000 net income of $121 million,

or 38 cents per diluted share, which included a $235 million one-time, non-cash deferred tax charge.  Third quarter 1999 net income was $230 million, or 74 cents per diluted share, which included a $52 million favorable after-tax adjustment in the inventory market valuation reserve.

     USX Corporation Board Chairman Thomas J. Usher said, "The improvement in third quarter adjusted results primarily reflects the impact of sustained higher liquid hydrocarbon and natural gas prices, as well as higher liquid hydrocarbon volumes within the upstream segment and strong refined product margins for

Marathon Ashland Petroleum LLC (MAP)."

     Marathon Group revenues were $9.3 billion in third quarter 2000 compared to

$6.5 billion in third quarter 1999.

     Income for Marathon's reportable segments was $776 million in third quarter

2000 versus $450 million in third quarter 1999.

     Worldwide exploration and production (upstream) segment income totaled $465 million in third quarter 2000 compared to $201 million in third quarter 1999.

     Domestic upstream income was $305 million in third quarter 2000 compared to

$168 million in third quarter 1999.  The increase was primarily attributable to higher liquid hydrocarbon and natural gas prices.

     First production was achieved in July 2000 from Marathon's 50% owned Viosca

Knoll Block 786 "Petronius" development in the Gulf of Mexico.  Drilling and well completion activities will continue through next year with gross peak production of 50,000 barrels of oil per day and 70 million cubic feet of gas per day expected by mid-2001.  Petronius is being developed from a compliant tower in 1,754 feet of water, making it the world's tallest freestanding structure.

     International upstream income was $160 million in third quarter 2000 compared to $33 million in third quarter 1999.  The increase was primarily attributable to higher liquid hydrocarbon and natural gas prices.  Increased liquid hydrocarbon liftings, primarily in Russia and Gabon, also contributed positively to the comparative results.

     On October 19, 2000, Marathon signed a definitive agreement with Shell to transfer its 37.5 percent interest in Sakhalin Energy Investment Company Ltd.

In exchange, Marathon will receive certain Shell interests in the UK Atlantic

Margin area and the U.S. Gulf of Mexico as well as reimbursement for all

Sakhalin project capital expenditures made by Marathon in 2000.  The closing and transfer of operations are expected to take place in early December.

     The increased likelihood of closing this transaction triggers a one-time,

non-cash deferred tax charge of $235 million in the third quarter.

     Balance sheet net deferred tax liabilities include deferred U.S. tax benefits related to certain foreign subsidiaries.  Until now, management concluded it was likely that income from foreign sources, such as Sakhalin

Energy, would allow these benefits to be realized in the future.  The definitive agreement to transfer Marathon's interest in Sakhalin Energy affects the timing,

amount and nature of expected future foreign source income, decreasing the likelihood that these tax benefits will be realized such that the deferred tax charge is now appropriate.

     USX Corporation Board Chairman Thomas J. Usher said, "We have favorably completed a lengthy and productive due diligence process.  This transaction will enhance our near- to mid-term production and cash flow and improve our financial flexibility.  It is an opportunity to acquire two significant producing properties, each with growth potential, including the recently announced

Princess discovery in Mississippi Canyon Block 765, three miles north of the giant Shell-operated Ursa field in the Gulf of Mexico.  In addition, while the income tax accounting effects of this transaction will result in a charge to income, the net strategic impact of the transaction remains positive, the deferred tax asset
impairment has no impact on cash flow, and the potential still exists to realize the tax benefits in the future."

     Marathon's fourth quarter 2000 liquid hydrocarbon production is expected to be approximately 215,000 barrels per day (bpd) and natural gas production is projected at approximately 1.3 billion cubic feet per day (bcfpd).  Based on these fourth quarter projections, average production for the full year 2000 is expected to be approximately 208,000 bpd and 1.25 bcfpd.

     Refining, marketing and transportation (downstream) segment income was $299 million in third quarter 2000 compared to $236 million in third quarter 1999.

The increase reflects higher refined product margins compared to last year's depressed levels.  In addition, refined product sales volumes were higher primarily due to MAP's late 1999 acquisition of Ultramar Diamond Shamrock's

Michigan retail marketing and terminal assets.  Commenting on the improvement in downstream operations, Usher said, "While refined product margins deteriorated from those experienced in the second quarter of 2000, business conditions were significantly improved from the levels of a year earlier."

     MAP is pursuing the disposition of approximately 270 non-strategic Speedway

SuperAmerica retail locations in the Midwest and Southeast.  These locations comprise less than 12 percent of MAP's owned and operated Speedway SuperAmerica retail network.  Through the end of the third quarter, 25 stations had been sold.  Most of the remaining stations are expected to be disposed of in the fourth quarter of 2000.

     In July 2000, Marathon announced a Voluntary Early Retirement Program

(VERP) for approximately 970 eligible employees.  Upon completion of the VERP,

it is anticipated that some involuntary terminations may be necessary as the company reorganizes to improve its overall competitiveness. Administrative activities at region production offices in

Cody, Wyoming and Tyler, Texas along with a research facility in Littleton,

Colorado will be combined with functions currently being carried out in

Catlettsburg, Kentucky, Oklahoma City, Oklahoma, and Midland and Houston, Texas.

Through the third quarter, Marathon accrued $8 million in VERP charges.  These actions contribute significantly to Marathon's goal to reduce above field costs by $75 million.

                                      *****

     This release contains forward-looking statements with respect to the timing and completion of the Sakhalin transaction, timing and levels of Marathon's worldwide liquid hydrocarbon and natural gas production, including production rates from the Petronius field, and disposition of MAP retail stations.  Some factors that could potentially affect the timing and completion of the Sakhalin transaction include third party consents.  Some factors that could potentially affect timing and levels of production include pricing, supply and demand for petroleum products, regulatory constraints, and geological and operating considerations.  Some factors that could potentially affect the MAP dispositions include receipt of government approvals, regulatory constraints, consent of third parties, and satisfaction of customary closing conditions.  In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform

Act of 1995, USX has included in Form 10-K for the year ended December 31, 1999,

cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements.

     A Statement of Operations and Preliminary Supplemental Statistics for the

Marathon Group and a Consolidated Statement of Operations for USX Corporation

are attached.


                                      -o0o-



                        MARATHON GROUP OF USX CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                       -----------------------------------


                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions, except per share amounts)  2000    1999    2000     1999
--------------------------------------------------------------------------------
REVENUES:
 Sales                                          $9,228  $6,464 $25,937  $16,751
 Dividend and affiliate income                      40      14      68       58
 Net gains (losses) on disposal of assets            1      (6)     95      (17)
 Gain on ownership change in Marathon Ashland
  Petroleum LLC                                      1      11       9       11
 Other income                                       17       7      32       19
                                                ------  ------  ------   ------
   Total revenues                                9,287   6,490  26,141   16,822
                                                ------  ------  ------   ------
COSTS AND EXPENSES:
 Cost of sales (excludes items shown below)      6,923   4,621  19,275   11,695
 Selling, general and administrative expenses      151     121     409      375
 Depreciation, depletion and amortization          241     219     727      678
 Taxes other than income taxes                   1,192   1,064   3,474    3,100
 Exploration expenses                               51      40     142      162
 Inventory market valuation credits                  -    (136)      -     (551)
                                                ------  ------  ------   ------
   Total costs and expenses                      8,558   5,929  24,027   15,459
                                                ------  ------  ------   ------
INCOME FROM OPERATIONS                             729     561   2,114    1,363
Net interest and other financial costs              53      72     192      218
Minority interest in income of Marathon Ashland
 Petroleum LLC                                     115     148     373      405
                                                ------  ------  ------   ------
INCOME BEFORE INCOME TAXES                         561     341   1,549      740
Provision for estimated income taxes               440     111     807      257
                                                ------  ------  ------   ------
NET INCOME                                        $121    $230    $742     $483
                                                ======  ======  ======   ======
MARATHON STOCK DATA:
 Net income per share- basic                      $.38    $.74   $2.38    $1.56
                  - diluted                        .38     .74    2.37     1.56

 Dividends paid per share                          .23     .21     .65      .63

 Weighted average shares, in thousands
   - Basic                                     311,847 309,392 312,068  309,160
   - Diluted                                   312,094 309,810 312,272  309,491




The following notes are an integral part of this financial statement.

                        MARATHON GROUP OF USX CORPORATION
                      SELECTED NOTES TO FINANCIAL STATEMENT
                      -------------------------------------


1. The statement of operations of the Marathon Group includes the results of operations for the businesses of Marathon Oil Company (Marathon) and certain other subsidiaries of USX and a portion of USX's net financial costs, general and administrative costs and income taxes attributed to the groups in accordance with USX's accounting and tax allocation policies. This statement should be read in connection with the consolidated statement of operations of USX.

2. When USX acquired Marathon in March 1982, crude oil and refined product prices were at historically high levels. USX established a new LIFO cost basis for Marathon's inventories by reference to these prices.

   Generally accepted accounting principles require that inventories be reported at the lower of recorded cost or current market value. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent increases in prices (up to the cost basis) result in credits to income from operations.

   The charges or credits to income resulting from IMV reserve adjustments affect the comparability of financial results from period to period. They also affect comparisons with other energy companies, many of which do not have such adjustments. Therefore, USX reports separately the effects of IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.

3. On October 19, 2000, the Marathon Group signed a definitive agreement with Shell to transfer its 37.5 percent interest in Sakhalin Energy Investment Company Ltd.(Sakhalin Energy). In exchange, the Marathon Group will receive certain Shell interests in the UK Atlantic Margin area and the U.S. Gulf of Mexico as well as reimbursement for all Sakhalin project capital expenditures made by the Marathon Group in 2000. The closing and transfer of operations are expected to take place in early December 2000.

   The increased likelihood of closing this transaction resulted in a one-time, noncash deferred tax charge of $235 million in the third quarter of 2000. Balance sheet net deferred tax liabilities include deferred U.S. tax benefits related to certain foreign subsidiaries. Until now, management concluded it was likely that income from foreign sources, such as Sakhalin Energy, would allow these tax benefits to be realized in the future. The definitive agreement to transfer the Marathon Group's interest in Sakhalin Energy affects the timing, amount and nature of expected future foreign source income, decreasing the likelihood that these tax benefits will be realized.

                    MARATHON GROUP OF USX CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                ------------------------------------------------
                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions)                             2000   1999      2000   1999
-------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
 Exploration & Production ("E&P")
   Domestic                                      $305    $168    $783     $299
   International                                  160      33     347       62
                                                 -----   -----  ------    -----
     Income For E&P Reportable Segment            465     201   1,130      361
 Refining, Marketing & Transportation (a)         299     236     968      509
 Other Energy Related Businesses (b)               12      13      25       47
                                                -----   -----  ------    -----
       Income For Reportable Segments            $776    $450  $2,123     $917

Items Not Allocated To Segments:
 Administrative Expenses                         $(48)   $(26)  $(105)    $(83)
 Inventory Market Valuation Reserve Adjustment      -     136       -      551
 Estimated Loss on Sale of Assets                   -     (10)      -      (33)
 Gain on Disposition of Angus/Stellaria             -       -      87        -
 Gain on Ownership Change In MAP                    1      11       9       11
                                               ------  ------  ------   ------
     Marathon Group Income From Operations       $729    $561  $2,114   $1,363

CAPITAL EXPENDITURES
 Exploration & Production                        $153    $184    $553     $594
 Refining, Marketing & Transportation (a)         149     107     315      226
 Other (c)                                          0       4      10        7
                                                 -----   -----   -----    -----
     Total                                       $302    $295    $878     $827

EXPLORATION EXPENSE
 Domestic                                         $33     $26     $84      $92
 International                                     18      14      58       70
                                                 -----   -----   -----    -----
     Total                                        $51     $40    $142     $162

INVESTMENTS IN EQUITY AFFILIATES - NET             $4     $49     $58     $105

OPERATING STATISTICS

Net Liquid Hydrocarbon Production (d):
     United States                              129.4   138.6   131.7    143.4
     Europe                                      26.3    28.7    28.2     32.3
     Other International                         42.8    24.4    37.3     28.4
                                               ------  ------  ------   ------
       Total Consolidated                       198.5   191.7   197.2    204.1
  Equity Affiliates (CLAM & Sakhalin Energy)     24.4     2.4     9.1      0.9
                                               ------  ------  ------   ------
       Worldwide                                222.9   194.1   206.3    205.0


Net Natural Gas Production (e):
     United States                              715.5   730.9   726.1    747.2
     Europe (f)                                 306.2   291.1   333.1    345.5
     Other International                        144.8   149.1   144.8    169.7
                                               ------  ------ -------  -------
       Total Consolidated                      1166.5  1171.1  1204.0   1262.4
     Equity Affiliate (CLAM)                     21.4    25.1    28.0     32.0
                                              ------- ------- -------  -------
       Worldwide                               1187.9  1196.2  1232.0   1294.4

Average Equity Sales Prices (g) (h):
 Liquid Hydrocarbons (per Bbl)
   Domestic                                    $26.58  $17.78  $24.85   $13.48
   International                                28.84   19.56   26.87    14.80
 Natural Gas (per Mcf)
   Domestic                                     $3.61   $2.22   $2.90    $1.83
   International                                 2.59    1.80    2.47     1.81

Crude Oil Refined (a) (d)                       928.4   940.4   915.0    909.5
Refined Products Sold (a) (d)                  1350.0  1301.4  1304.6   1227.9
Matching buy/sell volumes included in refined
       products sold (a) (d)                     43.5    55.8    55.3     50.0
MAP Merchandise Sales (a)                        $638    $561  $1,786   $1,545
--------------
 (a)  Includes MAP at 100%.  RM&T income for reportable segments includes
      Ashland's 38% interest in MAP of $114 million, $93 million, $372 million and $202 million in the third quarter and nine month year-to-date 2000 and 1999, respectively.
 (b)  Includes domestic natural gas and crude oil marketing and transportation, and power generation.
 (c)  Includes other energy related businesses and corporate capital expenditures.
 (d)  Thousands of barrels per day
 (e)  Millions of cubic feet per day
 (f)  Includes gas acquired for injection and subsequent resale of 9.3,
      16.0, 11.7 and 20.8 mmcfd in the third quarter and nine month year-to-
      date 2000 and 1999, respectively.
 (g)  Prices exclude gains and losses from hedging activities.
 (h)  Prices exclude equity affiliates and purchase/resale gas.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                ------------------------------------------------


                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions)                            2000   1999*    2000    1999*
-------------------------------------------------------------------------------
REVENUES:
 Sales                                         $10,621  $7,827 $30,425  $20,636
 Dividend and affiliate income (loss)               46     (39)     81      (28)
 Net gains (losses) on disposal of assets            7       5     129       (8)
 Gain on ownership change in Marathon Ashland
  Petroleum LLC                                      1      11       9       11
 Other income                                       18       9      31       22
                                                ------  ------  ------   ------
   Total revenues                               10,693   7,813  30,675   20,633
                                                ------  ------  ------   ------
COSTS AND EXPENSES:
 Cost of sales (excludes items shown below)      8,198   5,896  23,324   15,260
 Selling, general and administrative expenses       95      60     233      149
 Depreciation, depletion and amortization          310     297     949      906
 Taxes other than income taxes                   1,250   1,121   3,650    3,269
 Exploration expenses                               51      40     142      162
 Inventory market valuation credits                  -    (136)      -     (551)
                                                ------  ------  ------   ------
   Total costs and expenses                      9,904   7,278  28,298   19,195
                                                ------  ------  ------   ------
INCOME FROM OPERATIONS                             789     535   2,377    1,438
Net interest and other financial costs              80      92     267      266
Minority interest in income of Marathon Ashland
 Petroleum LLC                                     115     148     373      405
                                                ------  ------  ------   ------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY
 LOSSES                                            594     295   1,737      767
Provision for estimated income taxes               454      94     877      267
                                                ------  ------  ------   ------
INCOME BEFORE EXTRAORDINARY LOSSES                 140     201     860      500
Extraordinary losses on extinguishment of debt,
 net of income tax                                   -       2       -        7
                                                ------  ------  ------   ------
NET INCOME                                         140     199     860      493
Dividends on preferred stock                         2       2       6        7
                                                ------  ------  ------   ------
NET INCOME APPLICABLE TO COMMON STOCKS            $138    $197    $854     $486
                                                ======  ======  ======   ======




*Certain amounts have been reclassified to conform to current classifications.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
          CONSOLIDATED STATEMENT OF OPERATIONS (Continued) (Unaudited)
                             INCOME PER COMMON SHARE
          ------------------------------------------------------------


                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions, except per share amounts)  2000    1999    2000     1999
--------------------------------------------------------------------------------
APPLICABLE TO MARATHON STOCK:

 Net income                                       $121    $230    $742     $483
   - Per share  - basic                            .38     .74     2.38    1.56
            - diluted                              .38     .74    2.37     1.56

 Dividends paid per share                          .23     .21     .65      .63

 Weighted average shares, in thousands
   - Basic                                     311,847 309,392 312,068  309,160
   - Diluted                                   312,094 309,810 312,272  309,491

APPLICABLE TO STEEL STOCK:

 Income (loss) before extraordinary losses*        $17   $(31)    $112      $10
   - Per share - basic and diluted*                .19   (.35)    1.27      .12

 Extraordinary losses, net of income tax*            -       2       -        7
   - Per share - basic and diluted*                  -     .02       -      .08

 Net income (loss)                                 $17   $(33)    $112       $3
   - Per share - basic and diluted                 .19   (.37)    1.27      .04

 Dividends paid per share                          .25     .25     .75      .75

 Weighted average shares, in thousands
   - Basic                                      88,738  88,394  88,554   88,383
   - Diluted                                    88,738  88,394  88,556   88,385




*1999 amounts have been reclassified to conform to current classifications.

The following notes are an integral part of this financial statement.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                      SELECTED NOTES TO FINANCIAL STATEMENT
                    ----------------------------------------


1. When USX acquired Marathon in March 1982, crude oil and refined product prices were at historically high levels. USX established a new LIFO cost basis for Marathon's inventories by reference to these prices.

   Generally accepted accounting principles require that inventories be reported at the lower of recorded cost or current market value. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent increases in prices (up to the cost basis) result in credits to income from operations.

   The charges or credits to income resulting from IMV reserve adjustments affect the comparability of financial results from period to period. They also affect comparisons with other energy companies, many of which do not have such adjustments. Therefore, USX reports separately the effects of IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.

2. In 1999, USX irrevocably deposited with a trustee the entire 5.5 million common shares it owned in RTI International Metals (RTI). The deposit of the shares resulted in the satisfaction of USX's obligation under its 6-3/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity; therefore, none reverted back to USX.

   As a result of the above transaction, USX recorded in the first quarter of 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains (losses) on disposal of assets.

   Additionally, a $13 million credit to adjust the indexed debt to settlement value at March 31, 1999, is included in net interest and other financial costs.

   In December 1996, USX had issued the $117 million of notes indexed to the common share price of RTI. At maturity, USX would have been required to exchange the notes for shares of RTI common stock, or redeem the notes for the equivalent amount of cash. Since USX's investment in RTI was attributed to the U. S. Steel Group, the indexed debt was also attributed to the U. S. Steel Group. USX had a 26% investment in RTI and accounted for its investment using the equity method of accounting.

   Republic Technologies International, LLC, an equity method affiliate of USX, recorded in the third quarter of 1999 an extraordinary loss related to the early extinguishment of debt. As a result, USX recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.


                    USX CORPORATION AND SUBSIDIARY COMPANIES
                SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
                -------------------------------------------------


3. In August 1999, USX and Kobe Steel, Ltd. (Kobe Steel) completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC (Republic). In addition, USX made a $15 million equity investment in Republic. USX owned 50% of USS/Kobe and now owns 16% of Republic. USX accounts for its investment in Republic under the equity method of accounting. The seamless pipe business of USS/Kobe was excluded from this transaction. That business, now known as Lorain Tubular Company LLC, is a wholly owned subsidiary of USX.

   Third quarter 2000 dividend and affiliate income (loss) includes $10 million in charges related to USX's share of impairment and restructuring charges of Republic. In addition, third quarter 1999 dividend and affiliate income
   (loss) includes $50 million in charges related to the impairment of the carrying value of USX's investment in USS/Kobe and costs related to the formation of Republic.

4. On October 19, 2000, the Marathon Group of USX signed a definitive agreement with Shell to transfer its 37.5 percent interest in Sakhalin Energy Investment Company Ltd.(Sakhalin Energy). In exchange, the Marathon Group will receive certain Shell interests in the UK Atlantic Margin area and the U.S. Gulf of Mexico as well as reimbursement for all Sakhalin project capital expenditures made by the Marathon Group in 2000. The closing and transfer of operations are expected to take place in early December 2000.

   The increased likelihood of closing this transaction resulted in a one-time, noncash deferred tax charge of $235 million in the third quarter of 2000. Balance sheet net deferred tax liabilities include deferred U.S. tax benefits related to certain foreign subsidiaries. Until now, management concluded it was likely that income from foreign sources, such as Sakhalin Energy, would allow these benefits to be realized in the future. The definitive agreement to transfer the Marathon Group's interest in Sakhalin Energy affects the timing, amount and nature of expected future foreign source income, decreasing the likelihood that these tax benefits will be realized.